Exhibit 99.1

PSB Announces March 2012 Quarterly Earnings of $.74

per share on Net Income of $1.2 Million

Wausau, Wisconsin [OTCQB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported March 2012 quarterly earnings of $.74 per share on net income of $1,180,000 compared to earnings of $.89 per share on net income of $1,400,000 during the most recent December 2011 quarter and $.82 per share on net income of $1,285,000 during the prior year March 2011 quarter. March 2012 earnings were adversely impacted by $117,000 of after tax legal and investment advisory expense related to the pending purchase of Marathon State Bank (“Marathon”), Marathon City, Wisconsin, announced March 16, 2012. The purchase of Marathon, a $107 million in assets bank located in PSB’s existing market area, is expected to close during the June 2012 quarter.

President Knitt indicated, “Before the special charges related to our merger and acquisition activities, PSB income to date is on pace with our 2012 expectations. However, our expectation for more intense competition for loans, downward pressure on loan and security yields, and a decline in noninterest income is also being met. Fortunately, lower credit costs, consisting of the provision for loan losses and loss on foreclosed assets, have helped to offset lower income levels and at $393,000 were the lowest quarterly level since the quarter ended December 31, 2008. While nonperforming assets increased $967,000, or 5%, during the quarter, the majority of the increase was from restructured loans still accruing interest as we sought to help commercial borrowers through difficult business issues and maximize our potential to collect all amounts due.”

Knitt continued, “The Marathon State Bank acquisition is on track and positions us for long term balance sheet stability through lessened reliance on wholesale funding and is expected to substantially increase our liquidity position and be accretive to income during 2012 before one-time costs associated with the acquisition transaction.”

Financial Highlights:

❖	March 2012 quarterly earnings of $.74 per share compared to $.82 per share during March 2011, down 10%. Excluding $117,000 in merger related professional fees associated with the purchase of Marathon State Bank, March 2012 earnings would have been $.82 per share, the same as during March 2011.

❖	Tangible net book value of $32.51 per share, up 7% compared to March 31, 2011. March 2012 quarterly return on average stockholders’ equity was 9.30% compared to 11.01% during March 2011.

❖	Although total deposits declined since December 31, 2011 due to seasonal run-off associated with municipal tax deposits, core deposits of $352 million at March 31, 2012 were significantly greater than the $327 million in core deposits at March 2011, driven by increased commercial checking and retail money market deposit balances.

❖	Stable nonaccrual loan portfolio of $8,069,000 compared to $7,974,000 at December 31, 2011 and $7,553,000 at March 31, 2011, up 1% and 7%, respectively.

Balance Sheet Changes

Total assets were $606.8 million at March 31, 2012, down $16.1 million compared to $622.9 million at December 31, 2011, but up $7.4 million compared to $599.4 million at March 31, 2011. Total loans receivable declined $2.1 million, or 0.5%, to $435.5 million compared to December 31, 2011. However, the majority of the asset decline during the March 2012 quarter was in cash and cash equivalents which declined $18.5 million since December 31, 2011. The decline in cash was in response to lower funding levels including core deposits which declined $9.4 million, including a $7.6 million decline in seasonal municipal deposits. Separately, wholesale and national deposits declined $5.7 million. At March 31, 2012, wholesale funding including brokered and national deposits, FHLB advances, and other borrowings were $137.9 million, or 22.7% of total assets, compared to 23.2% of total assets at December 31, 2011, and 25.9% at March 31, 2011.

Asset Quality, Credit Costs, and the Allowance for Loan Losses

PSB’s provision for loan losses was $160,000 in the March 2012 quarter compared to $360,000 in the March 2011 quarter. The lower provision need was due to a $2.1 million decline in loans receivable and lower specific reserves required for newly identified problem loans. In addition, loss on foreclosed assets declined to $233,000 in March 2012 compared to $295,000 in March 2011. The loss on foreclosed assets for both quarters includes a partial write-down of a foreclosed property related to a construction development in Missouri originally financed as a syndication loan in which PSB was a participant. Based on current appraisals, the write-down was $137,000 during March 2012 compared to $205,000 during March 2011. The remaining investment in the property is $450,000. A decline in credit costs compared to 2011 and 2010 will be an important driver of 2012 income growth and totaled $393,000 during March 2012 compared to $655,000 during March 2011, a decline of $262,000, or 40%.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	March 31,		December 31
(dollars in thousands)	2012	2011	2011

Nonaccrual loans (excluding restructured loans)	$5,828	$5,921	$5,893
Nonaccrual restructured loans	2,241	1,632	2,081
Restructured loans not on nonaccrual	6,923	2,228	6,220
Accruing loans past due 90 days or more	—	—	—

Total nonperforming loans	14,992	9,781	14,194
Nonaccrual trust preferred investment security	750	750	750
Foreclosed assets	3,108	4,828	2,939

Total nonperforming assets	$18,850	$15,359	$17,883

Nonperforming loans as a % of gross loans	3.38%	2.21%	3.19%
Total nonperforming assets as a % of total assets	3.11%	2.56%	2.87%

Total nonperforming assets increased $967,000, or 5.4%, since December 31, 2011 due to an increase in restructuring of troubled debt maintained on accrual status, which increased $703,000. Restructured loans maintained on accrual status represented approximately 75% of total restructured loan principal at March 31, 2012 and December 31, 2011. At March 31, 2012, the allowance for loan losses was $7,755,000, or 1.75% of total loans (52% of nonperforming loans), compared to $7,941,000, or 1.78% of total loans (56% of nonperforming loans) at December 31, 2011.

Gross charge-offs of loan principal were $347,000 during March 2012 led by a charge-off totaling $125,000 associated with inventory and equipment financing with an implement dealer upon liquidation. Gross charge-offs were $946,000 during the March 2011 quarter, led by a $700,000 charge-off related to a customer line of credit secured by building supply inventory and accounts receivable. Annualized net loan charge-offs were 0.31% and 0.86% during the quarters ended March 31, 2012 and 2011, respectively.

At March 31, 2012, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (eight relationships) totaled $8.7 million before $0.7 million in specific reserves, representing 46% of total nonperforming assets. At December 31, 2011, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (nine relationships) totaled $9.3 million before $0.7 million in specific reserves, representing 52% of total nonperforming assets.

While PSB believes the most significant declines in general credit quality and the economy in its local markets have occurred, some borrowers continue to manage fragile cash flows and debt servicing ability as the economy has yet to sustain a meaningful recovery. Such conditions are seen in the level of problem borrowers with restructured loan terms. The longer significant recovery is delayed, the more difficult it will be for some borrowers to continue scheduled debt payments as previously unencumbered collateral is pledged for new working capital and balance sheet equity is drawn down, potentially requiring increased future provisions for loan loss. In light of these conditions, PSB expects to see an increase in borrowers requiring restructured loan terms. In addition, foreclosed property may increase during the next several quarters as PSB works through ongoing collection and foreclosure actions. A continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during the coming quarters.

Nonaccrual loans and restructured loans maintained on accrual status remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated. In general, uncertainty surrounding the credit is eliminated when the borrower has displayed a history of regular loan payments using a market interest rate that is expected to continue as if a typical performing loan. Some borrowers continue to make loan payments while maintained on non-accrual status. PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status or repaid. Total nonperforming assets as a percentage of total tangible common equity including the allowance for loan losses (often referred to as the “Texas Ratio”) was 32.44% and 31.32% at March 31, 2012 and December 31, 2011, respectively. For the purpose of this measurement, tangible common equity is equal to total common stockholders’ equity less mortgage servicing right assets.

Capital and Liquidity

During the quarter ended March 31, 2012, stockholders’ equity increased $1,140,000 primarily from $1,180,000 in quarterly net income. Net book value per share at March 31, 2012 was $32.51 compared to $31.96 at December 31, 2011. PSB continues to build a strong equity position as average common stockholders’ equity, excluding unrealized security gains and other comprehensive income was 8.10% of average assets during the March 2012 quarter compared to 7.29% in the March 2011 quarter. PSB’s regulatory leverage ratio of approximately 9.40% at March 31, 2012 will decrease during the upcoming June 2012 quarter following the cash purchase of Marathon State Bank, although the ratio is expected to remain above 8.00%.

For regulatory purposes, the $7 million 8% senior subordinated notes maturing July 2019 and $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively. The floating rate payments required by the junior subordinated debentures have been hedged with a fixed rate interest rate swap resulting in a total annual interest cost of 4.42% through September 2017. PSB was considered “well capitalized” under banking regulations at March 31, 2012.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At March 31, 2012, unused (but available) wholesale funding were approximately $235 million, or 39% of total assets, compared to $237 million, or 38% of total assets at December 31, 2011. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit. PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis and represented 39% and 42% of unused but available liquidity at March 31, 2012 and December 31, 2011, respectively.

Net Interest Margin

Tax adjusted net interest income totaled $4,995,000 (on net margin of 3.50%) during the March 2012 quarter compared to $5,235,000 (3.64%) in the December 2011 quarter and $4,960,000 (3.45%) in the March 2011 quarter. During the quarter ended March 31, 2012, loan yields declined .18% while deposit costs declined just .09% compared to the linked December 2011 quarter. In addition, taxable security yields declined and low yielding federal funds sold increased $10.2 million, or 140%, during the March 2012 quarter compared to the December 2011 quarter due to collection of seasonal municipal tax deposits, which negatively impacted margin.

Reinvestment yields for investment security cash flows remain very low and taxable securities yields are expected to continue to decline throughout 2012. In addition, loan yields may decline significantly due to competitive pressures as competitors seek to increase loan originations while quality credit demand remains weak in addition to domestic and global economic actions which have lowered long-term rates. With average cost of interest-bearing deposits at 1.15% during the March 2012 quarter, further reduction of deposit costs to offset lower loan yields may be difficult. PSB expects these factors to continue and may experience a decline in net interest income or net margin during upcoming quarters.

Noninterest and Fee Income

Total noninterest income for the quarter ended March 31, 2012 was $1,242,000, compared to $1,397,000 earned during the March 2011 quarter, a decrease of $155,000, or 11.1%. The decrease was led by a reduction in mortgage banking income of $113,000, or 27%, and lower commission income on sale of interest rate swaps to commercial loan customers which declined $81,000, or 84%. Despite 2011 regulation to limit bank debit card interchange and overdraft fees, these income types were not yet adversely affected and totaled $522,000 and $479,000 during the quarters ended March 31, 2012 and 2011, respectively. The decline in mortgage banking income seen during the March 2012 quarter is expected to stabilize and total June 2012 quarterly noninterest income is expected to be similar to March 2012.

Operating Expenses

Noninterest expenses totaled $4,119,000 during the March 2012 quarter compared to $3,953,000 during the March 2011 quarter, an increase of $166,000, or 4.2%. Excluding loss on foreclosed assets, noninterest expense increased $228,000 which includes $117,000 of legal and investment advisory costs related to PSB’s pending acquisition of Marathon State Bank. Absent the merger and acquisition costs, total operating expenses before foreclosed asset costs increased $111,000, or 3.0%. The majority of the operating expense increase was due to higher data processing costs, up $91,000, or 29.1%, during March 2012 compared to March 2011. Data processing expense increased as special conversion contractual cost reductions associated with the June 2010 data system conversion were fully phased out during the September 2011 quarter. On a linked quarter basis, the data processing costs increased $23,000, or 6.0% compared to the most recent December 2011 quarter and are expected to remain near the March 2012 level in coming quarters.

During the remainder of 2012, PSB expects to incur substantial one-time pre-tax merger costs of approximately $100,000 and pre-tax integration costs of approximately $450,000 associated with its purchase of Marathon State Bank. Integration costs include those related to consolidation of one of Peoples State Bank’s branch locations into the existing Marathon facility and transfer of Marathon’s customer accounts and information to PSB’s data processing system. The transaction is expected to generate annual run-rate expense savings of approximately $250,000 which is expected to be fully phased in by the end of 2013.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB’s Form 10-K for the year ended December 31, 2011. PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	March 31,	December 31,	September 30,	June 30,	March 31,
Earnings and dividends:	2012	2011	2011	2011	2011

Net income	$1,180	$1,400	$1,394	$1,226	$1,285
Basic earnings per share(3)	$0.74	$0.89	$0.89	$0.78	$0.82
Diluted earnings per share(3)	$0.74	$0.89	$0.88	$0.78	$0.82
Dividends declared per share(3)	$—	$0.37	$—	$0.37	$—
Net book value per share	$32.51	$31.96	$31.60	$30.95	$30.46
Semi-annual dividend payout ratio	n/a	20.86%	n/a	23.33%	n/a
Average common shares outstanding	1,583,941	1,575,344	1,574,456	1,573,954	1,572,825

Balance sheet - average balances:

Loans receivable, net of allowances	$436,907	$440,737	$434,031	$437,314	$431,139
Total assets	$607,917	$604,216	$602,088	$601,978	$617,818
Deposits	$466,121	$457,916	$452,225	$451,214	$463,773
Stockholders’ equity	$51,016	$50,910	$49,369	$48,978	$47,352

Performance ratios:

Return on average assets(1)	0.78%	0.92%	0.92%	0.82%	0.84%
Return on avg. stockholders’ equity(1)	9.30%	10.91%	11.20%	10.04%	11.01%
Average tangible stockholders' equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.10%	8.11%	7.84%	7.75%	7.29%
Net loan charge-offs to average loans(1)	0.31%	0.28%	0.14%	-0.01%	0.86%
Nonperforming loans to gross loans	3.38%	3.19%	3.26%	3.21%	2.21%
Allowance for loan losses to gross loans	1.75%	1.78%	1.82%	1.75%	1.66%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	32.44%	31.32%	32.82%	35.03%	28.43%
Net interest rate margin(1)(2)	3.50%	3.64%	3.53%	3.57%	3.45%
Net interest rate spread(1)(2)	3.27%	3.38%	3.28%	3.34%	3.23%
Service fee revenue as a percent of
average demand deposits(1)	2.66%	2.49%	2.95%	3.05%	2.84%
Noninterest income as a percent
of gross revenue	15.65%	16.31%	16.15%	14.40%	16.55%
Efficiency ratio(2)	66.04%	62.34%	59.75%	61.92%	62.18%
Noninterest expenses to avg. assets(1)	2.73%	2.71%	2.53%	2.58%	2.59%

Stock price information:

High	$26.00	$24.75	$25.00	$26.00	$27.00
Low	$22.95	$23.55	$23.15	$24.00	$22.10
Market value at quarter-end	$26.00	$23.60	$23.75	$24.26	$24.00

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders' equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income

	Three Months Ended
(dollars in thousands,	March 31,
except per share data – unaudited)	2012	2011

Interest and dividend income:
Loans, including fees	$5,841	$6,044
Securities:
Taxable	572	678
Tax-exempt	263	297
Other interest and dividends	19	24

Total interest and dividend income	6,695	7,043

Interest expense:
Deposits	1,152	1,429
FHLB advances	352	457
Other borrowings	148	167
Senior subordinated notes	142	142
Junior subordinated debentures	85	84

Total interest expense	1,879	2,279

Net interest income	4,816	4,764
Provision for loan losses	160	360

Net interest income after provision for loan losses	4,656	4,404

Noninterest income:
Service fees	402	379
Mortgage banking	312	425
Investment and insurance sales commissions	138	130
Increase in cash surrender value of life insurance	101	106
Other noninterest income	289	357

Total noninterest income	1,242	1,397

Noninterest expense:
Salaries and employee benefits	2,163	2,110
Occupancy and facilities	406	453
Loss on foreclosed assets	233	295
Data processing and other office operations	404	313
Advertising and promotion	58	61
FDIC insurance premiums	107	189
Other noninterest expenses	748	532

Total noninterest expense	4,119	3,953

Income before provision for income taxes	1,779	1,848
Provision for income taxes	599	563

Net income	$1,180	$1,285
Basic earnings per share	$0.74	$0.82
Diluted earnings per share	$0.74	$0.82

PSB Holdings, Inc.
Consolidated Statements of Comprehensive Income

	Three Months Ended
	March 31,
(dollars in thousands – unaudited)	2012	2011

Net income	$1,180	$1,285

Other comprehensive income, net of tax:

Unrealized gain (loss) on securities available for sale	2	(53)

Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(71)	(86)

Unrealized gain (loss) on interest rate swap	(10)	26

Reclassification adjustment of interest rate swap settlements included in earnings	25	27

Comprehensive income	$1,126	$1,199

PSB Holdings, Inc.
Consolidated Balance Sheets
March 31, 2012 unaudited, December 31, 2011 derived from audited financial statements

	March 31,	December 31,
(dollars in thousands, except per share data – unaudited)	2012	2011
Assets

Cash and due from banks	$6,662	$14,805
Interest-bearing deposits and money market funds	1,250	1,829
Federal Funds sold	11,804	21,571

Cash and cash equivalents	19,716	38,205
Securities available for sale (at fair value)	63,145	59,383
Securities held to maturity (fair value of $50,917 and $50,571)	49,492	49,294
Other investments	2,484	2,484
Loans held for sale	852	39
Loans receivable, net of allowance for loan losses	435,481	437,557
Accrued interest receivable	2,179	2,068
Foreclosed assets	3,108	2,939
Premises and equipment, net	9,866	9,928
Mortgage servicing rights, net	1,151	1,205
Federal Home Loan Bank stock (at cost)	2,867	3,250
Cash surrender value of bank-owned life insurance	11,507	11,406
Other assets	4,940	5,109

TOTAL ASSETS	$606,788	$622,867

Liabilities

Non-interest-bearing deposits	$62,452	$75,298
Interest-bearing deposits	404,054	406,211

Total deposits	466,506	481,509

Federal Home Loan Bank advances	50,124	50,124
Other borrowings	18,944	19,691
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,980	6,449

Total liabilities	555,286	572,505

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	—	—
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,584,077 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,575,804 shares		1,751
Additional paid-in capital	5,115	5,323
Retained earnings	47,288	46,111
Accumulated other comprehensive income	1,880	1,934
Treasury stock, at cost – 167,354 and 175,627 shares, respectively	(4,532)	(4,757)

Total stockholders’ equity	51,502	50,362

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$606,788	$622,867

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended March 31,

	2012			2011
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$444,962	$5,885	5.32%	$439,148	$6,087	5.62%
Taxable securities	78,848	572	2.92%	78,432	678	3.51%
Tax-exempt securities(2)	30,439	398	5.26%	34,020	450	5.36%
FHLB stock	3,056	1	0.13%	3,250	2	0.25%
Other	17,464	18	0.41%	28,063	22	0.32%

Total(2)	574,769	6,874	4.81%	582,913	7,239	5.04%

Non-interest-earning assets:
Cash and due from banks	8,413			8,399
Premises and equipment, net	9,918			10,396
Cash surrender value insurance	11,445			10,980
Other assets	11,427			13,139
Allowance for loan losses	(8,055)			(8,009)

Total	$607,917			$617,818

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$135,723	$222	0.66%	$131,800	$290	0.89%
Money market deposits	107,403	173	0.65%	110,157	235	0.87%
Time deposits	162,175	757	1.88%	167,692	904	2.19%
FHLB borrowings	51,267	352	2.76%	56,831	457	3.26%
Other borrowings	19,072	148	3.12%	30,714	167	2.21%
Senior subordinated notes	7,000	142	8.16%	7,000	142	8.23%
Junior subordinated debentures	7,732	85	4.42%	7,732	84	4.41%

Total	490,372	1,879	1.54%	511,926	2,279	1.81%

Non-interest-bearing liabilities:
Demand deposits	60,820			54,124
Other liabilities	5,709			4,416
Stockholders’ equity	51,016			47,352

Total	$607,917			$617,818

Net interest income		$4,995			$4,960
Rate spread			3.27%			3.23%
Net yield on interest-earning assets			3.50%			3.45%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

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